UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	September 1, 2016

Weyland Tech, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51815	46-5057897
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9/F, The Wellington
198 Wellington Street, Central
Hong Kong HKSAR
(Address, including zip code, of principal executive offices)

Registrant’s telephone number	+852 9316 6780

             N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEMS TO BE INCLUDED IN THIS REPORT

Item 1.01. Entry Into A Material Definitive Agreement

On September 1, 2016, Weyland Tech Inc. (the "Company"), entered into an exclusive strategic licensing agreement with BGT Corporation Public Company Limited (“BGT"), for the Thailand market.  BGT, owns the rights to Body Glove, founded in 1953, in Redondo Beach, California. BGT distributes men’s & women’s sport and casual wears and wetsuits in Thailand and ASEAN countries such as Myanmar, Vietnam, Laos, Cambodia and the Philippines. The company has 149 company owned locations in Thailand alone and was listed on the Thailand Stock Exchange in 2007.  BGT Technology intends to utilize the Weyland Tech CreateApp platform for BGT’s m-Commerce app as well as provide a ‘branded app’ to other industries in the Kingdom of Thailand.  The license agreement is for an initial term of two (2) years, subject to automatic renewal if gross royalty milestones are met.  In consideration of the license, BGT will pay the Company a monthly fee on a per user basis.

The above descriptions of the Agreement is qualified in its entirety by reference to the forms of such docment attached as Exhibit 4.1 to this Current Report on Form 8-K.

Item 8.01. Other Events

On September 6, 2016, Weyland Tech, Inc. issued a press release. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated in this Item 8.01 by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

4.1

Form of License Agreement, dated August 9, 2016, between. Weyland Tech Inc and BGT Corporation Public Company Limited. *

*  The copy of the Agreement filed herewith has been redacted to remove certain confidential information. We intend to file a confidential treatment request with the Commission regarding this information.

99.1

Press release, dated September 6, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEYLAND TECH INC.

Dated: September 6, 2016	By: /s/ Brent Y. Suen
Name: Brent Y. Suen
Title: President & CEO